Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus, “Information Incorporated by Reference” in the Statement of Additional Information, and to the incorporation by reference of our reports dated February 17, 2014 on the December 31, 2013 financial statements and financial highlights of Principal Variable Contracts Funds, Inc., which includes SmallCap Blend Account, SmallCap Growth Account II, and SmallCap Value Account I, in this Registration Statement under the Securities Act of 1933 (Form N-14) filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Minneapolis, Minnesota
January 23, 2015